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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

                 RANGE RESOURCES ANNOUNCES PROPOSED OFFERING OF
                            SENIOR SUBORDINATED NOTES

FORT WORTH, TEXAS, JULY 15, 2003 - RANGE RESOURCES CORPORATION (NYSE: RRC) today announced it intends to offer $100 million of senior subordinated notes due 2013 through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company expects to price the offering this week. The net proceeds of the offering will be used to redeem all of the Company's outstanding 8.75% senior subordinated convertible notes due 2007 and to repay certain other indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes. The senior subordinated notes to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are only being offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. Unless so registered, the senior subordinated notes issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

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                                                                         2003-14

Contact:  Rodney Waller, Senior Vice President
          Karen Giles
          (817) 870-2601
          www.rangeresources.com